10f-3 Transactions Summary

Set forth below is a summary of the transactions made pursuant to the Fund's 10f-3 procedures for the period

Fund

Select Balanced Fund

Security

CarrAmerica Realty Corp

Advisor

EIMCO

Transaction
 Date

                                                                          1/8/02

Cost

               $1,786,932
% of

Offering Purchase

                   0.525%
Broker
J.P. Morgan Securities Inc.
Underwriting
Syndicate
Members
Salomon Smith Barney Inc.
Wachovia Securities

Fund

Select Balanced Fund

Security

May Department Stores Co.
Advisor

EIMCO

Transaction
 Date

                                                                          1/8/02

Cost

               $1,500,000
% of

Offering Purchase

                   0.600%
Broker
Morgan Stanley & Co.
Underwriting
Syndicate
Members
Banc One Capital Markets, Inc.
Wachovia Securities